Exhibit 99.1

Ryan Drexler
October 4, 2019

Crossroads Financial, LLC
6001 Broken Sound Parkway, Suite 620
Boca Raton, Florida 33487

Re: Promissory Note

Ladies and Gentlemen:

Reference is made to that certain Subordination Agreement, dated September 30, 2017 (as amended, the “Subordination Agreement”), by and between Ryan Drexler (“Creditor”) and Crossroads Financial, LLC (“Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Subordination Agreement.

Reference is further made to that certain Secured Revolving Promissory Note, dated October 4, 2019, by and between MusclePharm Corporation (“Borrower”) and Creditor (the “Promissory Note”).

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is acknowledged, confirmed and agreed that (a) the Secondary Obligations include, without limitation, all existing and future indebtedness, liabilities and obligations evidenced by or arising under the Promissory Note and (b) all such indebtedness, liabilities and obligations evidenced by or arising under the Promissory Note, and any liens securing the same, are subject to the Subordination Agreement in all respects.

The effectiveness of this letter agreement shall be subject to the receipt by Lender of an original (or electronic copy) of this letter agreement executed by each of Creditor and Borrower. Except as modified pursuant hereto, no other changes or modifications to the Subordination Agreement are intended or implied and in all other respects the Subordination Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this letter agreement and the Subordination Agreement, the terms of this letter agreement shall control. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of North Carolina (without giving effect to principles of conflict of laws).

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This letter agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this letter agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this letter agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this letter agreement.

Very truly yours,

/s/ Ryan Drexler
Ryan Drexler, as Creditor

ACKNOWLEDGED AND AGREED:

CROSSROADS FINANCIAL, LLC, as Lender

By: _/s/ Lee Haskin______________
Name: _Lee Haskin______________
Title: ___CEO___________________

MUSCLEPHARM CORPORATION, as Borrower

By: _/s/ Brian Casutto_____________
Name: _Brian Casutto____________
Title: _EVP, Sales & Marketing_____

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